UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 6, 2010

SHENGKAI INNOVATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	001-34587	11-3737500
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

No. 27, Wang Gang Road, Jin Nan (Shuang Gang) Economic and Technology Development Area Tianjin, People’s Republic of China 300350
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (86) 22-2858-8899

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

On August 6, 2010, the Audit Committee of Shengkai Innovations, Inc. (the “Company”), concluded that the Company’s financial statements for the three, six, and nine months ended September 30, 2009, December 31, 2009, and March 31, 2010, which are included in its Forms 10-Q for the quarters ended September 30, 2009, December 31, 2009, and March 31, 2010, respectively, did not properly account for the following items as of July 1, 2009 in accordance with United States generally accepted accounting principles, and, as a result, cannot be relied upon:

1.     Classification of certain warrants in accordance with ASC 815-40-15-7I as adopted on July 1, 2009

During the course of internal evaluation, our management and accounting staff re-evaluated the Company’s accounting treatment as of July 1, 2009 for the warrants issued in the private placements in June and July, 2008, the denominated currency of the strike price of which is different from the entity’s functional currency.  According to ASC 815-40-15-7I, if the denominated currency of an equity-linked financial instrument’s strike price is different from the entity’s functional currency, an equity-linked financial instrument is not indexed to the entity’s own stock. ASC 815-40-55-36 illustrates the implementation of the above standard. The Company’s primary operations are conducted in the PRC through its subsidiary, Tianjin Shengkai Industrial Technology Development Company Limited, and the operating incomes and expenses are transacted in Renminbi (RMB), which is different from the strike price of the warrants, which are denominated in US dollars. Therefore, our accounting staff determined that  warrant shall not be considered indexed to the entity’s own stock and hence adjustments in classification of the warrants are required.

We have performed a complete assessment of our warrants and concluded that the warrants issued in the June and July 2008 private placements are within the scope of ASC 815 due to the difference between the denominated currency of the warrants’ strike price and the Company's functional currency.  Accordingly, ASC 815 should have been adopted as of July 1, 2009 by classifying the warrants as a liability measured at fair value with changes in fair value recognized in earnings each reporting and recording a cumulative-effect adjustment to the opening balance of retained earnings.  We have calculated the fair value of the warrants at the date of adoption as well as at September 30, 2009, December 31, 2009 and March 31, 2010.  Based on our calculations and assessment of materiality, we have concluded that our previously filed Forms 10-Q for the quarters ended September 30, 2009, December 31, 2009 and March 31, 2010 require restatement and the Company will file amended reports on Forms 10-Q/A.

2.     Classification of the embedded conversion option of the Series A preferred stock in accordance with ASC 815-40-55-33 as adopted on July 1, 2009

During the course of internal evaluation, our management and accounting staff re-evaluated the Company’s accounting treatment as of July 1, 2009 for the Series A convertible preferred stock issued in the June and July 2008 private placements (the “Series A preferred stock”).  The Certificate of Designations of the Series A preferred stock include a down-round provision pursuant to which, if the Company issues any additional shares of common stock at a per share price of less than $2.5357, the conversion ratio will be adjusted downward to reflect such lesser issued price for the first two years from the initial issuance date of the Series A preferred stock.

We have performed a complete assessment of our preferred stock and concluded that the Series A preferred stock issued in the June and July 2008 private placements is within the scope of ASC 815-40-55-33 due to the down-round provisions included in the terms of the agreements.  Pursuant to ASC 815-40-55-33, the down-round provision precludes the embedded conversion option of the Series A preferred stock from being considered indexed to the entity’s own stock. Accordingly, ASC 815 should have been adopted as of July 1, 2009 by bifurcating the embedded conversion option of the Series A preferred stock which should be recorded as a liability measured at fair value with changes in fair value recognized in earnings for each reporting period and recording a cumulative-effect adjustment to the opening balance of retained earnings.  We have calculated the fair value of the embedded conversion option of the Series A preferred stock at the date of adoption as well as at September 30, 2009, December 31, 2009 and March 31, 2010.  Based on our calculations and assessment of the materiality, we have concluded that our previously filed Forms 10-Q for the quarters ended September 30, 2009, December 31, 2009 and March 31, 2010 require restatement and the Company will file amended reports on Forms 10-Q/A.

Management of the Company will restate the Company’s financial statements for the quarterly periods ended September 30, 2009, December 31, 2009, and March 31, 2010 to restate all of such financial statements to correct the errors noted above and file amendments to the Company’s periodic reports filed with the Securities and Exchange Commission.

The Company’s Audit Committee as well as its management has discussed the matters in this Report with its independent auditors.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2010

SHENGKAI INNOVATIONS, INC.

By:	/s/ David Ming He
David Ming He
Chief Financial Officer